EXHIBIT 99.1

CYBERGUARD CORPORATION TO ACQUIRE NETOCTAVE’S ASSETS

- Move Will Add SSL and Ultra-High-Speed Acceleration Technology to Security Appliance Line -

Ft. Lauderdale, Fla. (January 23, 2003) - CyberGuard Corporation (AMEX: CFW), the technology leader in network security, today announced that the company has signed an agreement to acquire certain assets of NetOctave, Inc., for approximately $1.5 million in cash and stock. NetOctave is a leading manufacturer of security processors and accelerator boards and cards for the SSL (secure sockets layer) and IPSec (Internet protocol security) markets.

With the acquisition, CyberGuard will gain new technology, engineering talent and a customer base for a product that ships throughout North America. NetOctave currently supplies its proprietary acceleration technology to leading OEMs (original equipment manufacturers) in the high speed switching, security and wireless networking markets.

Scott Hammack, chairman and chief executive officer of CyberGuard Corporation, stated, “We are experiencing growing demand for our high-security, high performance security appliances. The NetOctave acquisition adds both new technologies and acceleration capability to our company and will allow us to deliver even faster appliances than we have today. In particular, it adds SSL expertise to our IPSec virtual private network (VPN) technology. NetOctave is regarded as having one of the fastest SSL accelerators available.”

According to industry analyst Jeff Wilson, executive director of Infonetics, the market for application layer VPN gateways is one of the fastest growing in information security. These SSL-based security solutions, also referred to as “clientless” VPNs, are easier to deploy throughout an enterprise than an IPSec VPN. In its most recent quarterly VPN and Firewall Products report, Infonetics reported worldwide revenue of $10.7 million for this category in the third quarter of 2002 and projected that figure would more than quadruple to $54.8 million in the same quarter of 2003. By 2005, Infonetics projects annual revenue of $840 million representing CAGR of 169 percent.

Hammack added that CyberGuard will continue to provide full product support to all existing NetOctave customers. Subject to certain conditions, the transaction is expected to close on or before March 31.

Conference Call Information

CyberGuard will discuss the acquisition during its previously scheduled conference call to review its second quarter results at 10:00 a.m. Eastern Time, on Thursday, January 23, 2003. To participate, please dial 1-706-645-9750 and ask for conference ID number 7602219. A recording of the conference call proceedings will be available two hours after the call’s conclusion on January 23 until midnight Eastern Time on January 30. Both U.S. and International callers may listen to the recording by dialing 1-706-645-9291 and requesting conference ID number 7602219.

About CyberGuard Corporation

CyberGuard Corporation, the technology leader in network security, provides enterprise and electronic commerce security solutions to Global 2000 companies and governments worldwide. CyberGuard’s award winning, industrial-strength firewall/VPN products and services protect the integrity of data and applications from unauthorized access. CyberGuard’s appliances, which include SL, KS, FS and LX, hold Common Criteria Evaluation Assurance Level 4+ (EAL4+) certification, the most prestigious and rigorous IT security evaluation available. The company has world headquarters in Ft. Lauderdale, Florida, and branch offices worldwide. More information on CyberGuard Corporation can be found at http://www.cyberguard.com.

About NetOctave

NetOctave, Inc., The Network Security Processor Company™, is a leading developer of silicon-based network security solutions. The Company’s IPsec and SSL offerings are unique in their ability to support high connection rates and scale to multi-gigabit throughput rates, enabling wire-speed security in next-generation systems. NetOctave’s ICs, chipsets and boards easily integrate into OEM system products and address next-generation network security requirements without hindering system performance. The company is headquartered in Research Triangle Park, North Carolina. More information about NetOctave can be found at www.netoctave.com <http://www.netoctave.com>.

Forward-Looking Statements

Statements regarding estimates, expectations and future prospects contained in this press release are forward-looking statements. These statements are based upon assumptions and analyses made by the Company in light of current conditions, future developments, and other factors the Company believes are appropriate in the circumstances, or information obtained from third parties, and are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that forward-looking statements are not guarantees and that actual results might differ materially from those suggested in the forward-looking statements. Some of the factors that might cause future actual events to differ from those predicted or assumed include: future advances in technologies and computer security; the Company’s history of losses; the Company’s ability to execute on its business plans; the Company’s dependence on outside parties such as its key customers and alliance partners; competition from major computer hardware, software, and networking companies; uncertainties in availability of expansion capital in the future and other risks associated with capital markets; overall network security spending; global economic conditions; and the outcome of a class action lawsuit against the Company. For a more complete discussion regarding forward-looking statements, the reader is referred to the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, including the Form 10-K for the fiscal year ended June 30, 2002, and other information filed with the Commission.

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